Exhibit 99.1

LTC Announces Election of New Board Member

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 31, 2009--LTC Properties, Inc. (NYSE:LTC) announced that effective July 30, 2009, Ms. Devra G. Shapiro has been elected as a new Board Member, increasing the total number of Board Members from five to six and total independent members from three to four.

Ms. Shapiro is Chief Financial Officer of IPC The Hospitalist Company (“IPC”). IPC is located in North Hollywood, California and is a publicly held leading national physician group practice company focused on the delivery of hospitalist medicine services.

LTC stated that Ms. Shapiro brings over 30 years of health care operational experience to the Board and financial expertise. Prior to joining IPC, Ms. Shapiro served as Chief Financial Officer for several start-up healthcare enterprises and held executive financial positions with EPIC Healthcare Group and American Medical International, Inc. Ms. Shapiro is a licensed certified public accountant.

LTC added that IPC and LTC have no relationships other than Ms. Shapiro’s board membership.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
(805) 981-8655